UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 8, 2020

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

510 1st Avenue North, Suite 305
Minneapolis, MN	55403
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1 and 3 through 8 are not applicable and therefore omitted.

ITEM 2.05    COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On December 8, 2020, Qumu Corporation (the “Company”) issued a press release relating to its transition to permanent remote work for all of its personnel as part of its “Work from Wherever Forever” policy effective December 8, 2020. The Company will be closing three of its four offices due to its new remote work policy. As a result, the Company expects to record a non-cash charge of approximately $0.7 million to $0.9 million, which will be incurred in the fourth quarter of 2020, as described below. The press release is furnished hereto as Exhibit 99.1.

As part of the policy, the Company’s management determined that, effective no later than December 31, 2020, the Company will no longer occupy the leased office space at the Company’s headquarters location in Minneapolis, Minnesota, and London, England, which were primarily used for engineering, service, sales, marketing and administration, and the leased office space in Hyderabad, India, which was primarily used for software development and testing. The Company will continue to occupy its leased space in Burlingame, California, primarily for technology storage and research and development. Given the transition to permanent remote work, the Company will record in the fourth quarter of 2020 a non-cash charge of approximately $0.5 million to $0.6 million related to the right-of-use assets for the Company’s three leases. Additionally, the Company will incur non-cash charges of $0.2 million to $0.3 million in the fourth quarter of 2020 related to the abandonment of certain leasehold improvements, office and computer equipment, and furniture at the leased premises. The Company also will incur expenses associated with flexible shared workspace arrangements and the work-at home-stipend contemplated by the policy. Based upon its estimates for 2021, the Company expects these expenses to be approximately $0.3 million on an annualized basis.

The Company will surrender its three offices leases in the fourth quarter 2020 and intends to negotiate with landlords relating to the leases. The Company intends to continue to pay all rental payments due and payable by the Company pursuant to the leases governing the leased premises. Lease surrender costs, depending on the amounts involved and timing of their finalization, will impact the Company's cash flow results. The actual amount and timing are dependent on the outcome of negotiations with landlords.

ITEM 2.06 MATERIAL IMPAIRMENT.

The information set forth under Item 2.05 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
99.1	Press release issued by Qumu Corporation on December 8, 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ David G. Ristow
David G. Ristow
Chief Financial Officer

Date: December 8, 2020